                                   EXHIBIT 11

                  CYPRUS AMAX MINERALS COMPANY & SUBSIDIARIES

                                 -------------

                       Computation of Per Share Earnings

                      (In millions except per share data)

                                                          Three Months
                                                         Ended March 31
                                                         ---------------
                                                          1995     1994
                                                         ------   ------
Net Income                                               $   97   $   28
Preferred Stock Dividends                                    (5)      (5)
                                                         ------   ------
 Income Applicable to Common Shares                      $   92   $   23
                                                         ======   ======
Primary:
 Average Common Shares Outstanding                         92.8     92.1
                                                         ======   ======
Fully Diluted:
 Average Common Shares Outstanding                         92.8     92.1
 Common Stock Equivalents - Options/(1)/                     .3       .4
 Conversion of Series B Preferred Stock                     9.6      9.6
                                                         ------   ------
 Fully Diluted Average Common Shares Outstanding          102.7    102.1
                                                         ======   ======

Earnings per Common Share                                $ 1.00   $  .25

Fully Diluted Earnings per Share                         $  .94   $  .27

/(1)/ Common stock equivalents are not included in primary earnings per share because they are less than three percent dilutive.